Exhibit 99.1

Aastrom Biosciences Domino’s Farms, Lobby K 24 Frank Lloyd Wright Drive Ann Arbor, MI 48105 T 734 930-5555 F 734 665-0485 www.aastrom.com
Aastrom Announces Outcome of Special Meeting of Shareholders
ANN ARBOR, Mich., March 21, 2011— Aastrom Biosciences, Inc. (Nasdaq:ASTM), a leading developer of expanded autologous cellular therapies for the treatment of severe, chronic cardiovascular diseases, today announced that company shareholders approved amendments to the company’s Restated Articles of Incorporation to increase the number of authorized shares of Aastrom common stock from 62,500,000 to 150,000,000 and to increase the number of shares available under the Aastrom 2009 Omnibus Equity Incentive Plan. The amendments were approved at a special meeting of Aastrom shareholders held on Monday, March 21, 2011.
About Aastrom Biosciences
Aastrom Biosciences is developing expanded autologous cellular therapies for use in the treatment of severe, chronic cardiovascular diseases. The company’s proprietary cell-processing technology enables the manufacture of mixed-cell therapies expanded from a patient’s own bone marrow and delivered directly to damaged tissues. Aastrom has advanced its cell therapies into late-stage clinical development, including a planned Phase 3 clinical program for the treatment of patients with critical limb ischemia and two ongoing Phase 2 clinical trials in patients with dilated cardiomyopathy. For more information, please visit Aastrom’s website at www.aastrom.com.
The Aastrom Biosciences, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3663
Media and investor contact
Bill Berry
Berry & Company
212 253-8881
ir@aastrom.com
bberry@berrypr.com
– more –

This document contains forward-looking statements, including, without limitation, statements concerning clinical trial plans and progress, objectives and expectations, clinical activity timing, intended product development, the performance and contribution of certain individuals and expected timing of collecting and analyzing treatment data, all of which involve certain risks and uncertainties. These statements are often, but are not always, made through the use of words or phrases such as “anticipates,” “intends,” “estimates,” “plans,” “expects,” “we believe,” “we intend,” and similar words or phrases, or future or conditional verbs such as “will,” “would,” “should,” “potential,” “could,” “may,” or similar expressions. Actual results may differ significantly from the expectations contained in the forward-looking statements. Among the factors that may result in differences are the inherent uncertainties associated with clinical trial and product development activities, regulatory approval requirements, competitive developments, and the availability of resources and the allocation of resources among different potential uses. These and other significant factors are discussed in greater detail in Aastrom’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission. These forward looking statements reflect management’s current views and Aastrom does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release except as required by law.